                                                                   Exhibit 10.11

                                                                   Agreement No:

                      AGREEMENT FOR MANUFACTURING SERVICES



               This Agreement ("Agreement") is made as of this day of , 1996 between: Celestica, Inc., 844 Don Mills Road, North York, Ontario, Canada M3C 1V7 ("Celestica") and COM21, Inc., 1991 Landings Drive, Mountain View, CA 94043 ("Customer")

        1. DEFINITIONS.

               a. "Days" means calendar days unless otherwise specified.

               b. "Product(s)" means the Celestica part number(s) or assembly(ies) identification numbers specified for the Customer.

               c. "Services" means the manufacturing services to be provided by Celestica and other services as may be agreed upon by the parties.

               d. "NRE" means the non-recurring expenses including, but not limited to, engineering effort, tooling, fixtures or other similar appurtenances.

        2. TERM.

               2.1 This Agreement commences on July 1, 1996 and ends on December 31, 1998 unless ended earlier in accordance with this Agreement. Celestica will inform Customer in advance of the expiry date of the initial term of this Agreement.

               2.2 This Agreement may be renewed for additional one year terms upon ninety days written notice prior to the end of the initial term or renewed term subject to mutually agreed upon modifications, if any.

        3. SCOPE OF THE WORK.

               3.1 Upon receipt of a purchase order from Customer, Celestica will sell Products and provide Services to Customer in accordance with this Agreement.

               3.2 Each purchase order will specify the quantity of Product required, the Services to be provided, if applicable, the prices agreed upon, and the required delivery dates. Celestica will use its best efforts to acknowledge Customer's purchaser order within five (5) business days and indicate the ship date for Product(s).

               3.3 Customer will provide Celestica all required information including all drawings, specifications, bills of material, and the Approved Vendors List, if applicable, for use in performance of the Service. Celestica shall not make or incorporate any change in the Products without the prior written approval of Customer.

               3.4 If Customer provides any test equipment or software, Celestica will perform tests using such equipment or software according to Customer's instructions. Celestica assumes no liability for defects in Product(s) where failure to isolate the defect is attributable to such equipment or software.

               3.5 Customer may contract with Celestica to develop the required unit functional test procedures and provide the necessary test equipment on mutually agreed upon terms.

        4. SHIPPING.

               4.1 All Products will be shipped F.O.B. Celestica's plant, 844 Don Mills Road, North York, Ontario or other Celestica authorized locations. Celestica will use its best efforts to meet Customer delivery requirements. Celestica will not be liable for any costs or expenses which might be incurred by Customer as a result of delays in delivery.

               4.2 Title and risk of loss to Products will pass to Customer upon delivery to the carrier for shipment to Customer, irrespective of whether or not Celestica has arranged for transportation according to Customer instructions.

               4.3 Celestica will accept purchaser orders for different ship locations provided that each ship location is identified on the purchase order and provided that a minimum quantity of Product as agreed to by the parties is shipped to each designated location. Customer may change a ship location by providing a minimum seven days prior notice to Celestica.

        5. PRICING AND PAYMENT TERMS.

               5.1 Customer agrees to pay Celestica for the Products and Services at the prices identified in Schedule A. All prices refer to U.S. dollars. Service charges will include one-time non-recurring expenses (NRE). Payment of NRE charges do not confer any rights in or title to such tooling, fixtures, or other appurtenances unless otherwise indicated in Schedule A. Payment terms are net thirty days and are subject to a 18% annual late payment charge.

               5.2 Customer agrees to pay any taxes, duties or government levies resulting from this Agreement excluding any taxes on Celestica's income.


                                       2.



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               5.3 Pricing will be reviewed and may be adjusted on a calendar quarterly basis. Any pricing changes will be reflected in revised Schedule A documents.

               5.4 Cost reductions in material or manufacturing value-add or assembly and test processes will be shared equally between Celestica and Customer. Cost reviews will be conducted quarterly once Product shipments commence with identified reductions to be implemented in the subsequent quarter as reflected in revised Schedule A documents.

        6. PURCHASER ORDER(S)/FORECAST.

               6.1 Customer will provide to Celestica purchase orders for a minimum of six months of order activity. Customer will also provide a forecast for an additional twelve months of order activity which will be updated on a monthly basis. Celestica will purchase material to fulfill purchase orders and forecasts based on material lead time and pricing considerations.

               6.2 Any increase in total quantity of Product ordered constitutes an unplanned order to which normal lead times apply. If Customer requests and Celestica accepts short lead time order(s), Customer is responsible for any premium costs incurred by Celestica in fulfilling such orders.

        7. PURCHASE ORDER CANCELLATION.

               7.1 Customer may not cancel any order scheduled to be shipped within thirty days. In addition, Customer may not cancel any orders for prototypes, pre-production pilot orders, or one-time orders for products unless otherwise agreed to in writing by Celestica.

               7.2 Upon written notice to Celestica, Customer may cancel purchase orders for Products in whole or in part. Cancellation charges apply to orders scheduled to ship between 31 days and 90 days from date of the order. Celestica will use reasonable efforts to cancel any components on order and use non-cancelable components to fulfill other customer orders requiring the same components in an attempt to mitigate charges to Customer. Following such efforts, Celestica will advise Customer of the cancellation charges due. Any cancellation charges would not exceed the maximum amounts stated below:


 Number of days written notice of       Applicable payment for each product
 cancellation received prior to         cancelled (expressed as a % of the
 scheduled ship date                    purchase order)
--------------------------------        ----------------------------------
[*]                                                     [*]





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




                                       3.



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
 Number of days written notice of       Applicable payment for each product
 cancellation received prior to         cancelled (expressed as a % of the
 scheduled ship date                    purchase order)
--------------------------------        ----------------------------------
[*]                                                    [*]

[*]                                                    [*]

               7.3 In the event of cancellation, in addition to the cancellation charges stated in 7.2, Customer will be responsible for the costs of long lead time components purchased on behalf of Customer which Celestica is unable to mitigate. Celestica will provide a summary of such costs to Customer within thirty (30) days of notice of cancellation.

        8. PURCHASE ORDER RESCHEDULING.

               8.1 Orders which are scheduled within thirty days of the scheduled shipment date cannot be rescheduled.

               8.2 For orders scheduled to ship within 31 to 60 days, [*] of the total quantity of Product may be rescheduled once but not for more than 60 days from the original scheduled ship date.

               8.3 For orders scheduled to ship within 61 to 90 days, [*] of the total quantity of Product may be rescheduled once but not for more than 60 days from the original scheduled ship date.

               8.4 For orders with multiple ship dates, rescheduling refers to each date designed on the purchase order(s). Customer will be responsible for a [*] per month carrying charge for material costs incurred by Celestica to meet the original ship date and which Celestica is unable to mitigate.

               8.5 If a reschedule represents an acceleration or increase. Celestica will use its best efforts to meet the request subject to material and capacity availability. Any extra costs incurred to meet the request will be the responsibility of the Customer and will be mutually agreed to in writing prior to Celestica taking any action concerning Customer's request.

               8.6 In the event that Celestica is unable to supply the Product due to conditions outside of Celestica's control and the scheduled shipment date cannot be met, Celestica will reduce the quantities supplied to Customer proportionately in relation to the quantities ordered by Customer and to the reductions in quantities given to other Customers.

        9. ENGINEERING CHANGES.

               9.1 Either party may request an engineering change by submitting a written request. The receiving party will review the request and advise on its position within a reasonable time, but no more than five days after receiving the written request. A written acknowledgment signed by both parties is required to implement an engineering change.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       4.



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Celestica will provide a response to any engineering change ("EC") issued by
Customer requiring a "Stop Build" or "Stop Ship" within one working day of receiving the request.

               9.2 Should Celestica encounter manufacturing problems which are related to Customer's design, Celestica will notify Customer. Where such problems are attributable to the design provided by Customer, Celestica will review the problems with Customer and based on such explanation, Customer will be responsible for the costs incurred by Celestica to correct such problems. Celestica will not implement any changes to Customer's design without Customer's prior written approval. Where such changes delay the scheduled shipment dates for Product, Customer may not cancel any orders for Product affected by the delay.

        10. WARRANTY.

               10.1 Prototypes and pre-production/pilot products are provided "AS IS" without warranty of any kind.

               10.2 For all other products, Celestica warrants that the Product(s) sold under this Agreement will be free from defects in workmanship for a period of thirty days or such longer period as may be stated in Schedule A commencing from the date of shipment from Celestica provided that: (a) Customer notifies Celestica in writing within thirty days after discovery of the defect; or (b) the defective Product is returned to Celestica no later than ten days following the last day of the warranty period. All Products require a Return Material Authorization (RMA) from Celestica prior to their return which will be issued within five (5) days from receipt of Customer's request. Customer will advise Celestica prior to returning any Product for repair. Customer agrees to provide its screen plan to Celestica and to test all products using the screen plan prior to returning any Product to Celestica.

               10.3 This warranty does not include defects as a result of, but not limited to, errors in design, test data, diagnostics, application specifications, lack of design margin, errors in specifications, or errors in bills of materials as provided or directed by Customer.

               10.4 This warranty is null and void if the Product is misused, modified, damaged, placed in an unsuitable physical or operating environment, maintained improperly or caused to fail by a product not provided by Celestica.

               10.5 Celestica will include serial numbers on each Product to facilitate the warranty tracking. All new Product will have a serial number different from that of the replaced Product. Customer will forward the defective Product to Celestica freight prepaid. Celestica will repair or replace the Product and use its best efforts to ship Product freight prepaid to Customer no later than thirty days from the date Celestica receives the defective Product. In the case of replaced Product, title to the defective Product passes to Celestica and title to the replaced Product passes to Customer.


                                       5.



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               10.6 Customer agrees to pay Celestica: (i) shipping charges and duties, and (ii) a no defect found (NDF) charge as identified in Schedule A per Product unit for each Product returned to Celestica for warranty repair or replacement that are found by Celestica to conform to the product specifications. Celestica's decision in such cases is binding and Products or component parts will be returned to Customer F.O.B. origin, freight collect.

               10.7 The foregoing warranty provisions set forth Celestica's sole liability and Customer's exclusive remedies for claims based upon defects in, or failure of any Product sold hereunder when the claim is based on warranty. Upon the expiration of the warranty for a Product sold hereunder, all such liability will terminate.

               10.8 The above warranty periods shall not be extended by the repair or replacement of Product.

               THIS WARRANTY REPLACES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF PROFITS, EVEN IF THAT PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        11. TERMINATION.

               11.1 FOR CAUSE: This Agreement may be terminated by either party at any time upon the occurrence of any one or more of the following events:

                      a. Failure of a party to perform pursuant to this Agreement and to cure such failure within thirty days after receiving written notice from the other party;

                      b. Any act of bankruptcy by a party, except an act of bankruptcy arising from a proceeding instituted against a party and such proceeding is dismissed within one hundred and twenty (120) days, appointment of a receiver or receiver and manager of a party by a court or creditor, and an order made or resolution passed to wind up the party; or

                      c. The insolvency of a party.

               11.2 FOR CONVENIENCE: This Agreement may be terminated by either party without cause upon one hundred and twenty (120) days written notice to the other.

               11.3 Upon termination, Customer shall be liable for any material acquired plus handling charges pursuant to purchase orders and long lead time items purchased in accordance with Section 6. Any such material will be shipped to Customer upon receipt of payment for same by Customer. Customer will also be liable for any unamortized investment

                                       6.



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incurred specifically for Customer and for which prior written consent had previously been obtained from Customer.

               11.4 Upon the termination of this Agreement, Celestica shall (i) cease all manufacture of Product(s) by Celestica, and (ii) return to Customer all plans, documents, specifications and bills of material that Celestica received from Customer, if so requested by Customer.

        12. INSPECTION.

               12.1 Upon request, Celestica agrees to allow Customer's source inspector to inspect the work being performed under this Agreement, including materials and supplies being used, subject to Celestica's then existing confidentiality restrictions and security requirements.

               12.2 Upon request, Customer agrees to allow Celestica's source inspector to inspect processes using the Product being supplied under this Agreement, subject to Customer's then existing confidentiality restrictions and security requirements.

               12.3 Customer shall have thirty days, after receipt of the goods, within which to inspect and accept the goods and the inspection shall be based upon Customer's standard test procedures established by Customer and agreed to by Celestica. For Product rejected by Customer, Celestica shall, at its discretion, replace such Product, issue a credit against other amounts owing, or reimburse the amounts paid for such Product.

        13. APPROVED MANUFACTURERS. In the course of purchasing component parts on behalf of Customer, Celestica will follow Customer's approved vendors list. To use other vendors, Celestica must obtain Customer's written consent. Customer agrees to supply this approval or non-approval within ten working days of receipt of a request from Celestica. Celestica will not be liable for any delays in shipment or additional costs which may be incurred through the use of Customer's approved vendors.

        14. TRADEMARKS AND TRADE NAMES. Nothing in this Agreement gives either party a right to use the other party's name, trademark(s), trade name(s) or refer to this Agreement directly or indirectly, in connection with marketing activities of any kind without the other party's prior written consent.

        15. FREEDOM OF ACTION. Except for the confidentiality requirements, this Agreement shall not prevent Celestica or its affiliates from marketing, acquiring, or developing materials, products or services which are similar or competitive to those of Customer. Celestica may pursue activities independently with any third party, even if similar to the activities under this Agreement.


                                       7.



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        16. INTELLECTUAL PROPERTY RESPONSIBILITIES.

               16.1 As Customer will be providing all of the design work, Customer represents that there are no known rights of others that cover the Products to be manufactured by Celestica, or the services that Celestica will be requested to perform under this Agreement, for or under license from Customer.

               Customer shall settle or defend, at Customer's expense, and shall pay any damages, costs or fines resulting from all proceedings or claims against Celestica and its affiliates for infringement or alleged infringement of patents, trademarks, copyrights, trade secret rights of others and of any other third party intellectual property rights in relation to (i) the Products provided or the services performed by Celestica under this Agreement or any part thereof, and (ii) the methods or processes of design, manufacture, assembly, or testing of such Products, where such methods or processes are specified, required or directed by Customer. Celestica agrees to notify Customer promptly in writing of any such proceedings or claims.

               Customer agrees that Celestica has the right to retain counsel and participate at Celestica's expense in the defence of any such proceeding or claim and to assist in any settlement negotiations.

               16.2 Nothing contained in this Agreement will be deemed to grant to either party either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications or non-patent rights owned by or licensed by the other party. Nothing in this Agreement gives Customer any right or license by implication, estoppel or otherwise to the items resulting from the NRE charges to any design, information or manufacturing processes of Celestica.

        17. CONFIDENTIAL INFORMATION. If disclosure of confidential information is required under this Agreement, it will be made pursuant to the confidentiality agreement between the parties referenced as the Agreement for Exchange of Confidential Information (Agreement 95051).

        18. FORCE MAJEURE. Neither party shall be considered in default or liable for any delay or failure to perform under this Agreement due to causes beyond its control. Such causes may include, but not be limited to, an act of nature, acts of the public enemy, freight embargoes, strikes, quarantine restrictions, unusually severe weather conditions, insurrection, riot and other causes beyond control.

        19. INDEMNIFICATION. Each party shall indemnify and defend the other party against all claims, suits, losses, expenses and liabilities for bodily injury, personal injury, death and property damage caused by any Products or through the willful acts or negligence of a party, its employees or agents. Both parties shall maintain sufficient liability insurance to cover their obligations under this Agreement.

                                       8.

        20. EXPORT REGULATIONS. Customer agrees to comply with all applicable export control laws and regulations and hereby gives its written assurance that Products, in whole or in part, are not intended to be shipped, directly or indirectly, to prohibited countries. Customer is responsible for obtaining any government documents and approvals prior to export of Products.

        21. MISCELLANEOUS.

               a. Any rights or obligations under this Agreement, which by their nature continue after it ends, will remain in effect until they are completed.

               b. Changes to this Agreement must be signed by both parties. Additional or different terms in any purchase orders or other written communications will have no legal effect.

               c. Notices can be:

                      (i)        delivered personally

                      (ii) mailed to the other party at the address indicated in this Agreement

                      (iii) delivered by electronic communication, including facsimile.

               Notices by mail will be effective five days after the postmark date. Electronic notices will be effective when received. Any notices sent to Celestica will be addressed to the Director of Marketing. Any notices sent to Customer will be addressed to the President.

               d. Neither party may bring an action under this Agreement more than two years after the cause of action arose. If Customer does not meet its payments, each time it does not pay will be considered a new cause for action.

               e. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party.

               f. A waiver signed by the waiving party is required to waive a right under this Agreement.

               g. If there is any conflict between this Agreement and the confidentiality agreement, this Agreement will prevail.

               h. This Agreement is governed by the laws of the State of New York, exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regards to principles of law.

                                       9.



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               i. This Agreement and the supplements (Schedule A and Schedule B)
constitute the entire agreement between the parties and supersede all prior oral or written agreements, representations and communications between the parties relating to the subject matter of this Agreement.

AGREED TO:

Celestica, Inc.                         COM21, Inc.


By:                                     By:
   -------------------------------         -------------------------------

Name:                                   Name:
     -----------------------------           -----------------------------

Title:                                  Title:
      ----------------------------            ----------------------------

Date:                                   Date:
     -----------------------------           -----------------------------



                                       10.



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                         SCHEDULE A TO THE AGREEMENT FOR
                             MANUFACTURING SERVICES



Pricing:           First [*] units                 [*] per unit
                   Next [*] units                  [*] per unit

Order minimums:    [*] per month
                   Customer is not obligated to place purchase orders for each calendar month. However, any purchase orders issued will not reflect a quantity of less than [*] units for shipment in a particular month.


Warranty:          [*] on workmanship from date of shipment


NDF charges:       [*] To be reviewed when Celestica receives
                   Customer's screen plan.




AGREED TO:

Celestica, Inc.                         COM21, Inc.


By:                                     By:
   -------------------------------         -------------------------------

Name:                                   Name:
     -----------------------------           -----------------------------

Title:                                  Title:
      ----------------------------            ----------------------------

Date:                                   Date:
     -----------------------------           -----------------------------


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                         SCHEDULE B TO THE AGREEMENT FOR
                             MANUFACTURING SERVICES



        In order to assist Celestica in meeting lead times, Customer authorizes Celestica to purchase the long lead time components/parts listed below. Customer agrees that if Celestica is unable to use such components/parts in Customer's Product and is unable to mitigate its material, acquisition and inventory carrying costs for same, Customer will reimburse Celestica for any such costs not recovered by Celestica. This authorization forms a part of the above-referenced Agreement.






AGREED TO:

Celestica, Inc.                         COM21, Inc.


By:                                     By:
   -------------------------------         -------------------------------

Name:                                   Name:
     -----------------------------           -----------------------------

Title:                                  Title:
      ----------------------------            ----------------------------

Date:                                   Date:
     -----------------------------           -----------------------------